MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7502 (703) 247-7505 (FAX) MCGCapital.com	PRESS RELEASE Contact: Sherry Edwards Dopp (703) 247-7502 SDopp@MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Reports Net Income of $17.9 Million

for the First Half of 2003, Up 36% From 2002

Arlington, VA – July 30, 2003 – MCG Capital Corporation (Nasdaq: MCGC) announced today results for the six months and quarter ended June 30, 2003.

Highlights:

•	YTD 2003 operating income of $38.2 million, up 5% and Q2 operating income of $19.6 million, up 1% from prior year

•	YTD 2003 net operating income before investment gains and losses (NOI) of $22.6 million, up 6% and Q2 2003 NOI of $11.7 million, up 2% from prior year

•	YTD 2003 net income of $17.9 million, up 36% and Q2 2003 net income of $9.0 million, down 5% from prior year

•	Non-accrual loans totaled 3.9% of investments, down from 6.8% at the end of Q1

•	Dividend of $0.41 per share declared in Q2 2003

We invite interested parties to join our analyst call today at 1:30 p.m. EDT for a further discussion of our second quarter 2003 financial results. The dial-in number for the call is (800) 289-0494. International callers should dial (913) 981-5520. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the July 30, 2003, Conference Call to access the call. A recording of the call will be available through August 6, 2003. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 545683. The replay will also be available via MCG’s website.Financial information provided in the analyst call will be available on our website at mcgcapital.com prior to the call.

MCG Capital Corporation Press Release July 30, 2003 Page 2

SELECTED OPERATING DATA

The following table shows our selected consolidated operating data for the three and six months ended June 30, 2003 and 2002:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2003	2002	2003	2002
Operating income
Interest and dividend income	$18,756	$18,255	$36,584	$33,844
Advisory fees and other income	880	1,178	1,591	2,643

Total operating income	19,636	19,433	38,175	36,487
Operating expenses
Interest expense	2,281	2,844	4,728	5,340
Employee compensation:
Salaries and benefits	2,157	1,842	4,041	3,863
Long-term incentive compensation (a)	1,501	1,731	3,027	3,257

Total employee compensation	3,658	3,573	7,068	7,120
General and administrative expense	2,013	1,566	3,749	2,622

Total operating expenses	7,952	7,983	15,545	15,082

Net operating income (b)	$11,684	$11,450	$22,630	$21,405

Following is a reconciliation of net operating income to distributable net operating income (c):
Net operating income (b)	$11,684	$11,450	$22,630	$21,405
Long-term incentive compensation (a)	1,501	1,731	3,027	3,257

Distributable net operating income (c)	$13,185	$13,181	$25,657	$24,662

(a) Includes non-cash amortization expenses related to termination of the stock option plan and issuance of related restricted stock awards at the time of the IPO and the expenses associated with the classification of dividends on shares securing employee loans as compensation expense for GAAP purposes.

(b) These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.

(c) Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

MCG Capital Corporation Press Release July 30, 2003 Page 3

DETAILED FINANCIAL RESULTS

YTD total operating income increased 5% from $36.5 million for the first six months of 2002 to $38.2 million for first six months of 2003. The change in operating income was made up of:

•	Increase due to asset growth – $0.7 million

•	Increase due to expanded spread over LIBOR – $4.4 million

•	Decrease due to lower LIBOR income – ($2.0 million)

•	Net decrease in loan fee and dividend income – ($0.4 million)

•	Decrease in advisory fees and other income – ($1.0 million)

The increase in spread related to the benefit of LIBOR floors and repricing of existing loans.

YTD total operating expenses increased 3% from $15.1 million for the first six months of 2002 to $15.5 million for the first six months of 2003. The increase in operating expenses was due to:

•	Decrease in interest expense – ($0.6 million)

•	Decrease in total employee compensation – ($0.1 million)

•	Increase in general and administrative expense – $1.1 million

The decrease in interest expense reflects a $1.0 million impact from the decline in LIBOR partially offset by the impact of an increase in borrowings and spread to LIBOR. The higher general and administrative expenses related to increased professional fees from servicing and restructuring certain loans as well as an increase in certain expenses associated with MCG’s expanded office facilities.

NOI for the first six months of 2003 totaled $22.6 million, a 6% increase from the prior year comparative period of $21.4 million.

Distributable NOI (NOI excluding long-term incentive compensation) for the first six months of 2003 totaled $25.7 million, a 4% increase from $24.7 million for the prior year comparative period.

Net income amounted to $17.9 million for the six months ended June 30, 2003 compared to net income of $13.1 million for the six months ended June 30, 2002.

Q2 total operating income increased 1% from $19.4 million for the second quarter of 2002 to $19.6 million for the second quarter of 2003. The change in operating income was made up of:

•	Increase due to expanded spread over LIBOR – $2.9 million

•	Decrease due to lower LIBOR income – ($1.2 million)

•	Decrease due to a decline in assets – ($0.8 million)

•	Net decrease in loan fee and dividend income – ($0.4 million)

•	Decrease in advisory fees and other income – ($0.3 million)

Q2 total operating expenses remained relatively flat at $8.0 million for the second quarter of 2002 and 2003. A $0.6 million decline in interest expense was offset by an increase in operating expenses due to higher expenses related to increased professional fees from servicing and restructuring certain loans as well as an increase in certain general and administrative expenses associated with MCG’s expanded office facilities.

MCG Capital Corporation Press Release July 30, 2003 Page 4

NOI for the quarter ended June 30, 2003 totaled $11.7 million, a 2% increase from the prior year comparative quarter.

Distributable NOI (NOI excluding long-term incentive compensation) for the quarter ended June 30, 2003 totaled $13.2 million level with the prior year comparative quarter.

Net income amounted to $9.0 million for the quarter ended June 30, 2003 compared to net income of $9.4 million for the second quarter of 2002.

Credit quality. At June 30, 2003 there were $15.8 million of loans, or 2.5% of the investment portfolio, greater than 60 days past due compared to $18.4 million of loans, or 2.8%, at March 31, 2003. At June 30, 2003, including $1.6 million of the loans greater than 60 days past due, there were $24.6 million of loans on non-accrual status representing 3.9% of the investment portfolio. At March 31, 2003, including $8.2 million of the loans greater than 60 days past due, there were $44.8 million of loans on non-accrual status representing 6.8% of the investment portfolio.

Business activity for the first six months of 2003 included restructuring several portfolio investments. MCG is in the origination process on several new deals, though none were completed by the end of the quarter.

MCG Capital Corporation Press Release July 30, 2003 Page 5

FINANCIAL STATEMENTS AND RELATED TABLES

MCG Capital Corporation

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	June 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$54,777	$9,389
Cash, securitization accounts	17,026	43,170
Investments:
Commercial loans, at fair value (cost of $597,095 and $694,977, respectively)	587,892	668,803
Investments in equity securities, at fair value (cost of $60,541 and $37,014, respectively)	43,417	20,067
Unearned income on commercial loans	(10,944)	(12,778)

Total investments	620,365	676,092
Interest receivable	5,899	5,866
Other assets	9,799	10,476

Total assets	$707,866	$744,993

Liabilities
Borrowings	$333,204	$363,838
Interest payable	1,086	1,527
Dividends payable	12,813	13,129
Other liabilities	3,882	5,249

Total liabilities	350,985	383,743

Commitments and contingencies
Stockholders’ Equity
Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 100,000 shares, 31,252 issued and outstanding on June 30, 2003 and 31,259 issued and outstanding on December 31, 2002	313	313
Paid-in capital	419,841	419,961
Stockholder loans	(5,437)	(5,513)
Unearned compensation—restricted stock	(6,586)	(8,566)
Distributions in excess of earnings	(24,924)	(1,824)
Net unrealized depreciation on investments	(26,326)	(43,121)

Total stockholders’ equity	356,881	361,250

Total liabilities and stockholders’ equity	$707,866	$744,993

MCG Capital Corporation Press Release July 30, 2003 Page 6

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Operating income
Interest and dividend income	$18,756	$18,255	$36,584	$33,844
Advisory fees and other income	880	1,178	1,591	2,643

Total operating income	19,636	19,433	38,175	36,487

Operating expenses
Interest expense	2,281	2,844	4,728	5,340
Employee compensation:
Salaries and benefits	2,157	1,842	4,041	3,863
Long-term incentive compensation	1,501	1,731	3,027	3,257

Total employee compensation	3,658	3,573	7,068	7,120
General and administrative expense	2,013	1,566	3,749	2,622

Total operating expenses	7,952	7,983	15,545	15,082

Net operating income before investment gains and losses	11,684	11,450	22,630	21,405

Net realized gains (losses) on investments	(1,843)	—	(21,539)	—
Net change in unrealized depreciation on investments	(852)	(2,024)	16,795	(8,258)

Net investment gains and losses	(2,695)	(2,024)	(4,744)	(8,258)

Net income/Net increase in stockholders’ equity resulting from earnings	$8,989	$9,426	$17,886	$13,147

Earnings per common share:
Basic	$0.30	$0.34	$0.59	$0.49
Diluted	$0.30	$0.34	$0.59	$0.48
Cash dividends declared per share	$0.41	$0.47	$0.81	$0.88
Weighted average common shares outstanding	30,121	27,335	30,095	27,077
Weighted average common shares outstanding—diluted	30,121	27,436	30,095	27,171

MCG Capital Corporation Press Release July 30, 2003 Page 7

ADDITIONAL FINANCIAL DETAILS

Discussion of Operations

Total operating income for the second quarter of 2003 was $19.6 million, an increase of $0.2 million or 1% compared to the second quarter of 2002. Total operating income is primarily comprised of interest and fees on commercial loans. Operating income for the second quarter of 2003 included $0.4 million of dividend income. Loan interest rose $0.9 million from the second quarter of 2002 to the second quarter of 2003. The benefit of an increase in interest spread was partially offset by a decrease in loan volume and LIBOR. The majority of the loans are priced as a variable spread to LIBOR and this spread increased by 175 basis points in the second quarter of 2003 compared with the second quarter of 2002, resulting in an addition to income of $2.9 million. For these periods, average loans declined 5%, contributing a $0.8 million decrease in operating income. Average three month LIBOR decreased 68 basis points over these periods from 1.92% to 1.24%, decreasing income by $1.2 million. Loan fees and dividend income decreased by $0.4 million from the second quarter of 2002 to the second quarter of 2003. Advisory fees and other income decreased $0.3 million from the second quarter of 2002 to the second quarter of 2003 due to the decrease in business activity compared to the prior year.

Total operating income for the first six months of 2003 was $38.2 million, an increase of $1.7 million or 5% compared to the first six months of 2002. Total operating income is primarily comprised of interest and fees on commercial loans. Operating income for the first six months of 2003 included $0.4 million of dividend income. Loan interest rose $3.1 million from the first six months of 2002 to the first six months of 2003. The benefit of an increase in loan volume and interest spread was partially offset by a decrease in LIBOR. For these periods, average loans grew 2%, contributing a $0.7 million increase in operating income. The majority of the loans are priced as a variable spread to LIBOR and this spread increased by 136 basis points in the first six months of 2003 compared with the first six months of 2002, resulting in an addition to income of $4.4 million. Average three month LIBOR decreased 63 basis points over these periods from 1.91% to 1.28%, decreasing income by $2.0 million. Loan fees and dividend income decreased by $0.4 million from the first six months of 2002 to the first six months of 2003. Advisory fees and other income decreased $1.0 million from the first six months of 2002 to the first six months of 2003 due to the decrease in business activity in the first half of 2003.

Total operating expenses for the second quarter of 2003 and the second quarter of 2002 were $8.0 million. Interest expense declined by 20% to $2.3 million in the second quarter of 2003 compared to $2.8 million in the second quarter of 2002. The increase in average borrowings and spreads increased interest expense by $0.2 million. These increases were offset by the decline in average LIBOR. This decline in LIBOR decreased interest expense by $0.6 million.

Total operating expenses for the first six months of 2003 were $15.5 million, an increase of $0.5 million or 3% compared to the first six months of 2002. Interest expense declined 11% to $4.7 million in the first six months of 2003 compared to $5.3 million in the first six months of 2002. The increase in average borrowings and spreads increased interest expense by $0.8 million. The increases caused by higher level of borrowings and increased spreads were offset by the decline in average LIBOR. This decline in LIBOR decreased interest expense by $1.0 million.

Other operating costs are comprised of two main components. The first component includes salaries and benefits and general and administrative expenses. These expenses increased from

MCG Capital Corporation Press Release July 30, 2003 Page 8

$3.4 million in the second quarter of 2002 to $4.2 million in the second quarter of 2003. For the first six months of 2003 compared to the same period on 2002, these expenses increased from $6.5 million in 2002 to $7.8 million in 2003. In comparing both the quarter and year-to-date periods, the increases are due to higher expenses related to increased professional fees from servicing and restructuring certain loans as well as an increase in certain general and administrative expenses associated with MCG’s expanded office facilities. The second operating expense component is long-term incentive compensation for MCG’s employees arising from the termination of our stock option plan upon conversion to a BDC. This expense totaled $1.5 million and $3.0 million for the second quarter and first six months of 2003, respectively, compared to $1.7 million and $3.3 million the second quarter and first six months of 2002, respectively. Long-term incentive compensation represents non-cash amortization of restricted stock awards and the treatment of dividends on shares securing employee loans as compensation.

Net operating income before investment gains and losses (NOI) for the quarter ended June 30, 2003 totaled $11.7 million compared with $11.5 million for the quarter ended June 30, 2002. NOI for the six months ended June 30, 2003 totaled $22.6 million compared with $21.4 million for the six months ended June 30, 2002. Distributable NOI, which is NOI excluding the long-term incentive compensation expense, totaled $13.2 million for the second quarter of 2003 and 2002. Distributable NOI for the six months ended June 30, 2003 totaled $25.7 million compared with $24.7 million for the same period of 2002. Net investment gains and losses totaled ($2.7) million for the second quarter of 2003 compared to ($2.0) million for the second quarter of 2002. Net investment gains and losses totaled ($4.7) million for the first six months of 2003 compared to ($8.3) million for the first six months of 2002. See the section on Asset Quality below for more detail on investment losses. Net income totaled $9.0 million for the quarter ended June 30, 2003 compared to $9.4 million for the quarter ended June 30, 2002. For the six months ended June 30, 2003, net income totaled $17.9 million compared to $13.1 million for the same period in 2002.

Asset Quality

For the first half of 2003, net investment gains and losses totaled ($4.7) million, ($2.7) million is related to the second quarter. These amounts are comprised of:

•	$22.4 million of realized losses substantially offset by a reversal of unrealized depreciation of $21.6 million related to transactions involving five of our portfolio companies. Of these amounts approximately $2.7 million of the loss related to one investment and occurred in the second quarter.

•	A $0.8 million of realized gain partially offset by a reversal of $0.4 of unrealized appreciation in the second quarter

•	$8.3 million of appreciation of which $6.1 million relates to the second quarter. The amount in the second quarter relates primarily to appreciation on common stock and warrants in a public telecom company and on an equity position in a private BIS (Business Information Services) company.

•	$12.7 million of depreciation of which $9.2 million related to the second quarter. Approximately half of the second quarter amount relates to a debt and equity position in a niche telecom company and another approximately $2 million relates to investments in the publishing sector.

MCG Capital Corporation Press Release July 30, 2003 Page 9

In addition to various risk management and monitoring tools, MCG also uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of June 30, 2003 and March 31, 2003:

Distribution of Portfolio by Investment Rating

	(in thousands)
	June 30, 2003		March 31, 2003
Investment Rating	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
1	$123,285	19.5%	$112,032	17.0%
2	263,070	41.7%	273,083	41.4%
3	193,001	30.6%	206,073	31.2%
4	42,934	6.8%	54,641	8.3%
5	9,019	1.4%	13,892	2.1%

	$631,309	100.0%	$659,721	100.0%

1	Capital gain expected

2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

3	Full return of principal and interest or dividend expected but customer requires closer monitoring

4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

About MCG Capital Corporation

MCG Capital Corporation (Nasdaq: MCGC) is a solutions-focused financial services company providing financing and advisory services to companies throughout the United States in the communications, information services, media and technology industry sectors. The company’s investment objective is to achieve current income and capital gains. MCG is an internally managed business development company under the Investment Company Act of 1940. Since its inception, MCG has originated an aggregate of over $2 billion in investments in over 200 transactions. MCG typically works with companies with $10 million to $150 million in annual revenues.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including without limitation (1) the current economic downturn is impairing and any future economic downturn could impair our customers’ ability to repay our loans and increase our non-performing assets, (2) the current economic downturn is disproportionately impacting certain sectors in which we concentrate, such as certain areas within publishing and telecommunications, and any future economic downturn could disproportionately impact the communications, information services, media and technology industries in which we concentrate causing us to suffer losses in our portfolio and experience diminished demand for capital in these industry sectors, (3) a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities, (4) interest rate volatility could adversely affect our results, (5) the risks associated with the

MCG Capital Corporation Press Release July 30, 2003 Page 10

possible disruption in the Company’s operations due to terrorism and (6) the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.